Exhibit 10.3
Technology Access Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc.

TECHNOLOGY ACCESS AGREEMENT

This Technology Access Agreement (the “Agreement”) is made by and between H2Diesel, Inc., a Delaware corporation (hereinafter “H2Diesel”) and Xethanol Corporation, a Delaware corporation (hereinafter “Xethanol”), effective as of the 15th day of June, 2006 (the “Effective Date”).

WHEREAS, pursuant to an Exclusive License Agreement dated March 20, 2006 between Ferdinando Petrucci as Licensor and H2Diesel as Licensee, H2Diesel is the licensee of certain intellectual property rights that relate to the composition and manufacture of a certain chemical additive for use in making bio-fuel for internal combustion engines (the “Additive”, as more fully defined below); and

WHEREAS, H2Diesel and Xethanol are parties to a Sublicense Agreement entered into as of the 14th day of April, 2006 (the “Sublicense Agreement”), pursuant to which H2Diesel granted a license to Xethanol with respect to intellectual property rights relating to the use of the Additive in making bio-fuel for internal combustion engines (the “Product”, as more fully defined below); and

WHEREAS, as of the date of this Agreement, the parties have agreed to amend and restate the Sublicense Agreement (as so amended and restated, the “Amended Sublicense Agreement”); and

WHEREAS, Xethanol intends to construct and operate facilities to manufacture Product using the Additive, and to invest substantial time and resources in doing so; and

WHEREAS, in order to induce Xethanol to amend and restate the Sublicense Agreement and to construct and operate facilities for the manufacture of Product, and to ensure Xethanol that it will be able to manufacture the Additive if H2Diesel is unwilling or unable to do so, H2Diesel wishes to provide Xethanol with information regarding the composition, manufacture and use of the Additive, which information is to be received, held in confidence and used by Xethanol on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms expressed herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties hereby agree, covenant, and undertake as follows:

1. DEFINITIONS. In addition to other capitalized terms defined elsewhere herein, the following terms as used in this Agreement shall have the meanings set forth below. Any capitalized terms that are not defined herein but that are defined in the Amended Sublicense Agreement shall have the meanings set forth in the Amended Sublicense Agreement.

“Additive” means a certain chemical additive for use in making bio-fuel for internal combustion engines, as to which the formula and intellectual property relating its manufacture are licensed to H2Diesel pursuant to the Exclusive License Agreement.

“Affiliate” means any person or entity directly or indirectly Controlling or having the power to Control, or Controlled by or being under common Control with another person or entity.

“Amended Sublicense Agreement” means the Amended Sublicense Agreement entered into between H2Diesel and Xethanol as of the 9th day of June, 2006, as amended through and including the date hereof.

“Change of Control” of H2Diesel means (a) the sale or other disposition of all or substantially all the shares or assets of H2Diesel, including a sale or disposition by means of a merger, consolidation, reorganization or similar corporate transaction or (b) a complete liquidation or dissolution of H2Diesel. A“Change of Control” does not include any transaction the purpose of which is to reorganize the corporate structure of H2Diesel, reincorporate H2Diesel in another jurisdiction or undertake any other action which does not materially affect the ownership and control of H2Diesel at the time of such transaction.

 “Control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership of stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

“Escrow Materials” means a complete copy of all written materials that relate to or are or may be useful in connection with, the production of the Additive including, without limitation, the formula for the Additive and all Know-How related to the production of the Additive, as the same now exist or as the same may exist from time to time during the Term of this Agreement.

“Event of Default” means (i) the wrongful failure by H2Diesel to supply Xethanol with the Additive as and when required by the Amended Sublicense Agreement, (ii) a Change of Control of H2Diesel in which the acquiror or resulting entity (x) is a competitor of Xethanol, (y) does not have a reasonably demonstrable financial capacity to perform the obligations of H2Diesel under the Amended Sublicense Agreement, or (z) fails to assume in writing this Agreement and the Amended Sublicense Agreement and all obligations of H2Diesel thereunder, or (iii) (x) any voluntary proceeding being commenced by H2Diesel under Chapter 7 of the U.S. Bankruptcy Code or (y) a voluntary proceeding under Chapter 11 of the U.S. Bankruptcy Code (A) in which H2Diesel seeks to reject the Amended Sublicense or this Agreement as an executory contract or (B) after the commencement of which H2Diesel wrongfully fails to supply Xethanol with the Additive as and when required by the Amended Sublicense Agreement, or (iv) any involuntary proceeding being commenced against H2Diesel under (x) Chapter 7 of the U.S. Bankruptcy Code which proceeding is not dismissed or stayed within thirty (30) days after commencement, or (y) under Chapter 11 of the U.S. Bankruptcy Code (A) in which H2Diesel seeks to reject the Amended Sublicense or this Agreement as an executory contract or (B) after the commencement of which H2Diesel wrongfully fails to supply Xethanol with the Additive as and when required by the Amended Sublicense Agreement.

“Exclusive License Agreement” means the Exclusive License Agreement between Ferdinando Petrucci as Licensor and H2Diesel as Licensee, dated March 20, 2006.

“H2Diesel” means H2Diesel, Inc., a Delaware corporation

“Improvement” means any enhancement, refinement, discovery, invention, trade secret or additional technology, whether patentable or non-patentable under the laws of any country (including, without limitation, any test or other proprietary data, experience, methods, processes, know-how, new apparatus, equipment, machinery, products, specifications, designs and information) of or related to the Know-How, the Additive or any Product developed, conceived or otherwise arising after the date hereof.

“Know-How” means technical information, including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with, the manufacture of the Additive and the use of the Additive for production of a Product including, without limitation, the formula for the Additive, methods for production of the Additive, and suggested plans and chemical plant configurations for the manufacture of the Additive and the Product.

“License” means the license granted in Section 3.2 hereof.

“Licensor” means Ferdinando Petrucci.

“Patent Rights” means all claims of such patent applications and issued patents that are directed to the Additive, Know-How or Improvements (each as defined herein) hereafter filed or issued to which H2Diesel may acquire rights during the term of this Agreement.

“Product(s)” means any fuel or chemical which is manufactured using the Additive.

“Xethanol” means Xethanol Corporation, a Delaware corporation.

2. Delivery of Intellectual Property to Xethanol

2.1. Not later than June 30, 2006, H2Diesel shall deliver to Xethanol the following:

a. The formula for the composition of the Additive, together with all information in its possession or under its control that relates to the manufacture of the Additive, and

b. All Know-How in its possession, under its control or available to it from Licensor.

2.2. At least once during each semi-annual calendar period while the Amended Sublicense Agreement is in effect, H2Diesel shall deliver to Xethanol all Improvements made by H2Diesel through the date of such delivery.

2.3. Within ten (10) days after the date on which H2Diesel first delivers or uses for commercial purposes any version of the Additive that is made by H2Diesel using a new or modified formula, Know-How or other information (as compared to the formula, Know-How or other information used to make previous version of the Additive most recently delivered or used by H2Diesel), H2Diesel shall deliver to Xethanol such new formula, Know-How and other information, and all Improvements made through the date of such commercial delivery or commercial use of the newest version of the Additive.

2.4. All of the materials to be delivered to Xethanol pursuant to this Paragraph 2 shall be delivered in written and in digital form, in such format as shall be reasonably acceptable to Xethanol.

2.5. H2Diesel shall provide Xethanol with a certificate of an executive officer of H2Diesel at any time or times as Xethanol may require, attesting that the formula, Know-How and information that has been delivered to Xethanol by H2Diesel is in conformity with the requirements of this Section 2.

3.  Rights of Xethanol.

3.1. Until the occurrence of an Event of Default, Xethanol shall have no rights in or with respect to the Additive, Know-How, Patent Rights or Improvements, except such rights as are granted to Xethanol under the Amended Sublicense Agreement. Without limiting the foregoing, until the occurrence of an event of Default, Xethanol shall not use the Know-How, Patent Rights or Improvements for any purpose except to the extent permitted under the Amended Sublicense Agreement.

3.2. Commencing immediately upon the occurrence of an Event of Default and the expiration of all applicable cure periods, Xethanol, directly or through its controlled Affiliates will have a License to produce and have produced solely for itself such quantities of the Additive as Xethanol and such Affiliates need to meet their Product supply obligations to their customers, and shall continue to be obligated to comply with the terms of the Amended Sublicense Agreement, including, without limitation, the obligation to pay Royalties, discounted by the excess costs, if any, incurred by Xethanol and such Affiliates in producing or obtaining Additive over the price that it would have paid to H2Diesel under the Amended Sublicense Agreement for the quantities of the Additive required to produce the applicable quantities of Products produced by Xethanol and its Affiliates. If such excess costs exceed the Royalties payable under the Amended Sublicense, then Xethanol shall, in addition to the right of set off described above, be entitled to exercise all other legal and equitable remedies in respect of the Event of Default giving rise to the License set forth in this Section 3.2. Xethanol shall not have the right to sell the Additive except as a component of Product that it sells. The term of the License granted in this Section 3.2 shall be coextensive with the term of Xethanol’s right to make, have made, use and sell Products pursuant to the Amended Sublicense Agreement.

3.3. If an Event of Default described in clause (iii)(x) or (iv)(x) of the definition of Event of Default in Section 1 of this Agreement occurs, then Xethanol is hereby granted the right to enforce against the Licensor all rights of H2Diesel and obligations of the Licensor under the Exclusive License Agreement insofar as such rights and obligations relate to or affect Xethanol’s enjoyment of its rights under the Amended Sublicense Agreement, including, without limitation, the right to obtain indemnification for breaches of representations and warranties of Licensor under the Exclusive License Agreement as if such representations and warranties were made to and for the benefit of Xethanol.

4. Obligations on Termination of License.

4.1. Promptly, but in any event within thirty (30) business days after the termination of the License, Xethanol and its Affiliates shall either (a) return to H2Diesel all copies of all materials that have been delivered to Xethanol pursuant to the terms of this Agreement, (b) destroy all such materials or (c) return some of such materials and destroy the rest. At the end of such thirty (30) business day period, Xethanol shall deliver to H2Diesel a certificate of an executive officer of Xethanol that states that all such materials have been returned or destroyed.

4.2. Upon termination of the License, Xethanol shall reassign the Exclusive License Agreement to H2Diesel.

4.3. Xetrhanol shall not use any of the materials or information provided by H2Diesel pursuant to this Agreement after Xethanol is no longer entitled to make, have made, use or sell Products as provided in the Amended Sublicense Agreement.

5. Ownership. Xethanol acknowledges that H2Diesel claims to own or have an exclusive license under the Exclusive License Agreement to intellectual property rights with respect to the Product, including the Patent Rights, Know-How and Improvements. Xethanol’s rights in such intellectual property rights are limited to those set forth in this Agreement and in the Amended Sublicense Agreement.

6. Confidentiality.

Xethanol acknowledges that all information received by it from H2Diesel concerning the Additive, including the Know-How and the Improvements, constitutes Confidential Information belonging to H2Diesel or Licensor. Xethanol hereby agrees to receive all such Confidential Information in strict confidence and not to directly or indirectly divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others, except to the extent expressly permitted by this Agreement or the Amended Sublicense Agreement or to its employees and contractors to the extent necessary to exploit the License and the license granted in the Amended Sublicense Agreement (and then only if such persons have entered into written agreements to protect the Confidential Information in the same manner and to the same extent as required of Xethanol hereunder). Xethanol shall maintain the confidence of the Confidential Information with the same degree of care as it uses with respect to its own comparable information and, in any event, with a degree of care that is reasonable in light of the nature of the Confidential Information.

The foregoing restrictions shall not apply to the extent that such information:

(i) is or becomes public knowledge (other than by breach of this Section);

(ii) was obtained by the Xethanol from a third party having the right to disclose it, without the obligation to keep such information confidential; or

(iii) is required to be provided by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that Xethanol shall promptly notify H2Diesel in writing so that H2Diesel may seek a protective order and/or other motion to prevent or limit the production of such Information.

7. Term of the Agreement.The Term of this Agreement shall commence on the Effective Date and end on the date that Xethanol is no longer entitled to make, have made, use or sell Products as provided in the Amended Sublicense Agreement.

8. Remedies. Each party acknowledges and agrees that any violation of this Agreement by the other would result in irreparable harm to the other party. Accordingly, each party consents and agrees that, if it violates any of the provisions of this Agreement, the other party shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining it from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

9. Notices. Any notice permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

If to H2Diesel, to:	If to Xethanol, to:

H2Diesel, Inc.	Xethanol Corporation
17698 Foxborough Lane	1185 Avenue of the Americas, 20th Floor
Boca Raton, Florida 33496	New York, New York 10036
Attention: Lee Rosen, CEO	Attention: Christopher d’Arnaud-Taylor, CEO
Telephone: (561) 702-5432	Telephone: (646) 723-4000
Facsimile: (212) 805-9425	Facsimile: (212) 656-1129

10. Severability. Should any term or provision of this Agreement be finally determined by a court of competent jurisdiction to be void, invalid, unenforceable or contrary to law or equity, the offending term or provision shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11. Representations And Warranties

11.1. Xethanol represents and warrants to H2Diesel the following:

a.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute, deliver and perform its obligations under this Agreement.

b.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

c.  This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

d.  The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party, or any applicable law or regulation, or infringe or otherwise violate any third party right.

11.2. H2Diesel represents and warrants to Xethanol the following:

a.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute, deliver and perform its obligations under this Agreement.

b.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

c.  This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

d.  It either has obtained or does not require the consent of Licensor to perform its obligations under this Agreement and to grant the License.

e.  The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party.

12. Non-Transferability. Either party may assign this Agreement in connection with a permitted assignment of the Amended Sublicense Agreement.

13. Controlling Law, Jurisdiction And Venue.

13.1. The validity, construction, and interpretation of this Agreement shall be solely and exclusively governed by and construed in accordance with the laws of the State of New York, USA, excluding any otherwise applicable rules of conflict of laws that would cause the laws of another jurisdiction to apply.

13.2. The courts of the State of New York shall have sole and exclusive jurisdiction over the parties with respect to any legal proceedings brought by either party with respect to this Agreement.

13.3. Each party hereby expressly consents to personal jurisdiction in the courts of the State of New York with respect to legal proceedings involving this Agreement, and expressly waives any right to object to such personal jurisdiction, or the convenience of such forum. EACH PARTY ACKNOWLEDGES THAT A JURY TRIAL IS A CONSTITUTIONAL RIGHT BUT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

13.4. In the event that there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the non-defaulting party shall be entitled to collect from the defaulting party its reasonable attorneys fees and such other costs and expenses as are incurred by it in enforcing or terminating this Agreement.

14. Miscellaneous.

14.1. Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement, together with the Amended Sublicense Agreement and the agreement entered into in connection therewith constitutes the full, complete and exclusive statement of the agreements between them and supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement

14.2. Modifications. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party against which enforcement is sought.

14.3. Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

14.4. Binding Agreement. This Agreement shall be binding not only upon the parties hereto, but also upon their respective successors and permitted assigns.

14.5. Expenses. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

14.6. Survival. All covenants, agreements, representations, warranties, indemnities and provisions of this Agreement which by their nature are intended survive the termination of this Agreement shall so survive after the effective date of termination of this Agreement.

14.7. Further Assurances. Each party agrees to execute and deliver such other and further documents and instruments as may be necessary to effectuate the intent and purposes of this Agreement upon request by the other party.

14.8. Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

14.9. Force Majeure. Neither party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than the payment of money) by reason of any act of God, fire, natural disaster, accident, riot, terrorism, act of government, strike or labor dispute, shortage of materials or supplies, or any other cause beyond the reasonable control of such party, and which cannot be reasonably circumvented by such party, provided that the party invoking force majeure (a) gives the other party prompt notice of such cause, and (b) uses its commercially reasonable best efforts to correct promptly such failure or delay in performance.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

H2Diesel, Inc.

By: /s/ Lee Rosen
Lee Rosen, CEO

Xethanol Corporation

By: /s/ Christopher d’Arnaud-Taylor
Christopher d’Arnaud-Taylor, CEO

Consent of Licensor

The undersigned, Ferdinando Petrucci, hereby consents to the provisions of Section 3.3 of the foregoing Technology Access Agreement as of the date first above written.

/s/ Ferdinando Petrucci
Ferdinando Petrucci